Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217987

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee(2)
Common stock, no par value	17,250,000(1)	$14.50	$250,125,000	$31,141

(1)	Includes 2,250,000 shares of common stock that the underwriters have an option to purchase.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registrant’s Registration Statement on Form S-3 (File No. 333-217987).

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 12, 2017)

15,000,000 Shares

Common Stock

Gray Television, Inc.

Gray Television, Inc. is offering 15,000,000 shares of our common stock. Our common stock is quoted on the New York Stock Exchange under the symbol “GTN.” The last reported sale price of our common stock on the New York Stock Exchange on November 24, 2017 was $16.05 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and the risks set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

	Per Share	Total
Initial price to public	$14.50	$217,500,000
Underwriting discounts and commissions(1)	$0.61625	$9,243,750
Proceeds, before expenses, to Gray Television, Inc.	$13.88375	$208,256,250

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

Gray Television, Inc. has granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of common stock at the initial public offering price less the underwriting discount.

None of the Securities and Exchange Commission (“SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about December 4, 2017.

Sole Book-Running Manager

Wells Fargo Securities

Senior Co-Managers

BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

Stephens Inc.	Barrington Research	Benchmark	G.research, LLC	Noble Capital Markets

Prospectus Supplement dated November 29, 2017.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the information incorporated by reference herein, which, among other things, describes the specific terms of this offering and adds to and updates the information contained in the accompanying prospectus. The second part is the accompanying prospectus and the information incorporated by reference therein, which, among other things, provides more general information about the Company and its business, some of which may not apply to this offering. If any information varies between this prospectus supplement and the information incorporated by reference herein and the accompanying prospectus and the information incorporated by reference therein, you should rely on the information in this prospectus supplement and the information incorporated by reference herein.

Additional information about us is incorporated in this prospectus supplement and the accompanying prospectus by reference to certain of our filings with the SEC. You are urged to read carefully this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors and other cautionary statements described under the heading “Risk Factors” elsewhere in this prospectus supplement and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, before deciding whether to invest in our common stock. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

References in this prospectus supplement to the terms “we,” “us,” “our,” “Gray,” the “Company” or other similar terms mean Gray Television, Inc. and our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus includes industry data regarding station rank, in-market share and television household data that we obtained from reports prepared by The Nielsen Company (“Nielsen”). Such information also includes management expectations concerning these markets. We have derived management estimates from publicly available information released by third-party sources, as well as data from our internal research, and have based our estimates on such data and our knowledge of our industry and markets, which we believe to be reasonable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein and cannot guarantee the accuracy or completeness of any such data in or incorporated by reference in this prospectus supplement or the accompanying prospectus. None of the independent industry publications referred to in this prospectus supplement or the accompanying prospectus were prepared on our or our affiliates’ behalf.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, we make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as “believes,” “expects,” “anticipates,” “estimates,” “will,” “may” or “should” and similar words and expressions are generally intended to identify forward-looking statements. These forward-looking statements reflect our then-current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. The most material, known risks are detailed in the sections titled “Risk Factors” in this prospectus supplement and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement and the accompanying prospectus. All forward-looking statements in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus are qualified

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by these cautionary statements and are made only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and we undertake no obligation to update or otherwise release any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus supplement. Any such forward-looking statements, whether made in this prospectus supplement or elsewhere, should be considered in context with the various disclosures made by us about our business. These forward-looking statements fall under the safe harbors of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•	we have substantial debt and the ability to incur significant additional debt, which could restrict our future operating and strategic flexibility and further expose us to the risks of financial leverage;

•	the agreements governing our various debt and other obligations restrict, and are expected to continue to restrict, our business and limit our ability to take certain actions;

•	our ability to meet our debt service obligations will depend on our future performance, which is, and will be, subject to many factors that are beyond our control;

•	we are a holding company with no material independent assets or operations and we depend on our subsidiaries for cash;

•	we are dependent on advertising revenues, which are seasonal and cyclical, and may also fluctuate as a result of a number of other factors, including macroeconomic financial and economic conditions;

•	we intend to continue to evaluate opportunities to complete strategic acquisitions, and acquisitions involve risks and uncertainties;

•	we are highly dependent upon a limited number of advertising categories;

•	we are dependent on our retransmission consent agreements with multichannel video programming distributors, and any potential changes to the retransmission consent regime could materially adversely affect our business;

•	we are highly dependent on network affiliations and may lose a significant amount of television programming if a network terminates or significantly changes its affiliation with us;

•	we purchase television programming in advance of earning any related revenue, and we may not earn sufficient revenue to offset the costs thereof;

•	we are subject to risks of competition from other local stations as well as from cable systems, the Internet and other providers;

•	we may incur significant capital and operating costs, including costs related to our obligations under our defined benefit pension plans;

•	we may incur impairment charges related to our assets;

•	our inability to protect and defend against cybersecurity risks, which could affect our operating effectiveness;

•	certain stockholders or groups of stockholders have the ability to exert significant influence over us;

•	we do not currently pay cash dividends on our common stock and if an investor ascribes value to a dividend-paying stock, the value of our common stock may be reduced; and

•	we are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission (“FCC”) control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy.

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The foregoing list of important risks does not include all such risks, nor necessarily present them in order of importance. We urge you to review carefully the information under the heading “Risk Factors” included elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a more complete discussion of the risks of participating in this offering.

You may rely on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide information different from that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you. Neither the delivery of this prospectus supplement and accompanying prospectus nor the sale of the common stock offered hereby means that information contained in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy the shares of common stock offered hereby in any circumstances under which the offer or solicitation is unlawful.

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SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our Company, you should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ based upon certain factors, including those set forth under the heading “Risk Factors” included elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including the “Risk Factors” section, as well as the documents that we have referred you to under “Where You Can Find More Information” below, before making an investment decision. Our discussion of the television (or “TV”) stations that we own and operate does not include our minority equity interest in the television and radio stations owned by Sarkes Tarzian, Inc.

Overview

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates over 100 television stations and leading digital assets in markets throughout the United States. As of September 30, 2017, we owned and/or operated television stations in 57 television markets broadcasting over 200 programming streams, including over 100 channels affiliated with the CBS Network (“CBS”), the NBC Network (“NBC”), the ABC Network (“ABC”) and the FOX Network (“FOX”). We refer to these major broadcast networks collectively as the “Big Four” networks.

In addition to a primary broadcast channel, each of our stations can also broadcast additional secondary digital channels within a market by utilizing the same bandwidth, but with different programming from the primary channel. In addition to affiliations with ABC, CBS and FOX, our secondary digital channels are affiliated with numerous smaller networks and program services including, among others, the CW Network or the CW Plus Network, My Network, the MeTV Network, This TV Network, Antenna TV, Telemundo, Cozi, Heroes and Icons, and MOVIES! Network. Certain of our secondary digital channels are affiliated with more than one network simultaneously. We also broadcast local news/weather channels in some markets. Our combined TV station group reaches approximately 10.4% of total United States television households.

Our operating revenues are derived primarily from broadcast and internet advertising, retransmission consent fees and, to a lesser extent, from other sources such as production of commercials, tower rentals and management fees. For the years ended December 31, 2016, 2015 and 2014 and the nine months ended September 30, 2017, we generated revenue of $812.5 million, $597.4 million, $508.1 million and $649.1 million, respectively.

Markets and Stations

Gray operates in designated market areas (“DMAs”) ranked between 61 and 209 (out of 210). Our markets include 37 universities, representing enrollment of approximately 848,000 students, and 12 state capitals. We believe markets with universities and state capitals provide significant advantages, as they generally offer more favorable advertising demographics, more stable economics and a stronger affinity between local stations and university sports teams.

We have strong, market leading positions in our markets. We believe a key driver for our strong market position is the strength of our local news and information programs. We believe that our market position and our strong local revenue streams have enabled us to maintain more stable revenues compared to many of our peers.

We are diversified across our markets and network affiliations. In 2016, our largest market by revenue was Springfield, Missouri, which contributed approximately 5% of our revenue for that year. In 2015, our largest market by revenue was Charleston/Huntington, West Virginia, which contributed approximately 6% of our revenue for that year. Our top 10 markets by Company revenue contributed approximately 36% and 38% of our revenue for each of the years ended December 31, 2016 and 2015, respectively. For the years ended December 31, 2016 and 2015, our NBC-affiliated channels accounted for 36% and 34%, respectively, of our revenue; our CBS-affiliated channels accounted for 35% and 36%, respectively, of our revenue; our ABC-affiliated channels accounted for 18% and 20%, respectively, of our revenue; and our FOX-affiliated channels accounted for approximately 1% and 2%, respectively, of our revenue.

In each of our markets, we own and/or operate at least one station broadcasting a primary channel affiliated with the Big Four networks. We also own additional stations in some markets, some of which also broadcast primary channels affiliated with one of the Big Four networks. The majority of our stations also broadcast secondary digital channels that are affiliated with various networks. The terms of our affiliations with these networks are governed by network affiliation agreements. Each network affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the affiliated network. Our network affiliation agreements with the Big Four broadcast networks expire at various dates through December 2021.

Across our market footprint, we derive a portion of our revenues through retransmission contracts with cable system operators, telephone video distributors, direct broadcast satellite (“DBS”) operators, and other multichannel video programming distributors (“MVPDs”), which pay us for the right to retransmit our television stations’ program content. We reach approximately 12.4 million Big Four subscribers through these contracts, which expire at various dates through 2019 (with 59% renewing in December 2017).

Industry Overview

The Federal Communications Commission (the “FCC”) grants broadcast licenses to television stations. There are only a limited number of broadcast licenses available in any one geographic area.

Each commercial television station in the United States is assigned by Nielsen to one of 210 geographic television markets or DMAs. These markets are ranked in size according to their number of television households, with the market having the largest number of television households (i.e., New York City) ranked number one. Each DMA is an exclusive geographic area consisting of all counties (and in some cases, portions of counties) in which the home-market commercial television stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in each DMA.

Television station revenue is derived primarily from local, regional and national advertising and retransmission consent fees. Television station revenue is derived, to a much lesser extent, from studio and tower space rental fees and commercial production activities. “Advertising” refers primarily to advertisements broadcast by television stations, but it also includes advertisements placed on a television station’s website and sponsorships of television programming and off-line content (such as email messages, mobile applications, and other electronic content distributed by stations). Advertising rates are generally based upon: (i) the size of a station’s market, (ii) a station’s overall ratings, (iii) the station’s and a program’s popularity among targeted viewers, (iv) the number of advertisers competing for available time, (v) the demographic makeup of the station’s market, (vi) the availability of alternative advertising media in the market, (vii) the presence of effective sales forces and (viii) the development of projects, features and programs that tie advertiser messages to programming and/or digital content on a station’s website or mobile applications.

Advertising rates can also be determined in part by a station’s overall ratings and in-market share, as well as the station’s ratings and market share among particular demographic groups that an advertiser may be targeting. Because broadcast stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. The sizes of advertisers’ budgets, which can be affected by broad economic trends, can affect the broadcast industry in general and the revenues of individual broadcast television stations.

Operating Strategy

Our success is based on the following strategies:

Grow by Leveraging our Diverse National Footprint.    We serve a diverse and national footprint of television stations in 57 television markets that cover approximately 10.4% of United States television households. We currently operate in DMAs ranked between 61 and 209, of which many are markets with universities and/or state capitals. We believe markets with universities and state capitals provide significant advantages as they generally offer more favorable advertising demographics, more stable economics and a stronger affinity between local stations and university sports teams than other markets. We also seek to operate in markets that we believe have the potential for significant political advertising revenue in periods leading up to elections. We are also diversified across our programming, broadcasting over 200 programming streams, including 39 affiliates of CBS, 29 affiliates of NBC, 21 affiliates of ABC and 14 affiliates of FOX.

Maintain and Grow our Market Leadership Position.    Based on the consolidated results of the four Nielsen “sweeps” periods in 2016, our owned and/or operated television stations (for all completed transactions) achieved the #1 ranking in overall audience in 43 of our 57 markets and the #1 ranking in local news audience in 42 of our markets. In addition, our stations achieved the #1 or #2 ranking in both overall audience and news audience in 55 of our 57 markets.

We believe there are significant advantages in operating the #1 or #2 television broadcasting stations in a local market. Strong audience and market share allows us to enhance our advertising revenue through price discipline and leadership. We believe a top-rated news platform is critical to capturing incremental sponsorship and political advertising revenue. Our high-quality station group allows us to generate higher operating margins, which allows us additional opportunities to reinvest in our business to further strengthen our network and news ratings. Furthermore, we believe operating the top ranked stations in our various markets allows us to attract and retain top talent.

We also believe that our local market leadership positions help us in negotiating more beneficial terms in our network affiliation agreements, which expire at various dates through September 2022, and in our syndicated programming agreements. These leadership positions also give us additional leverage to negotiate retransmission contracts with cable system operators, telephone video distributors, DBS operators, and other MVPDs.

We intend to maintain our market leadership position through continued prudent investment in our news and syndicated programs, as well as continued technological advances and workflow improvements. We expect to continue to invest in technological upgrades in the future. We believe the foregoing will help us maintain and grow our market leadership; thereby enhancing our ability to grow and further diversify our revenues and cash flows.

Continue to Pursue Strategic Growth and Accretive Acquisition Opportunities.    Over the last several years, the television broadcasting industry has been characterized by a high level of acquisition activity. We believe that there are a number of television stations, and a few station groups, that have attractive operating profiles and characteristics, and that share our commitment to local news coverage in the communities in which they operate and to creating high-quality and locally-driven content. On a highly selective basis, we may pursue opportunities for the acquisition of additional television stations or station groups that fit our strategic and operational objectives, and where we believe that we can improve revenue, efficiencies and cash flow through active management and cost controls. As we consider potential acquisitions, we primarily evaluate potential station audience and revenue shares and the extent to which the acquisition target would positively impact our existing station operations. Consistent with this strategy, from October 31, 2013 through September 30, 2017, we completed 23 acquisition transactions and three divestiture transactions. These transactions added a net total of 51 television stations in 31 television markets, including 26 new television markets, to our operations.

On February 16, 2016, we completed the acquisition of the television and radio broadcast assets of Schurz Communications, Inc. (“Schurz”) for an adjusted purchase price of $443.1 million (the “Schurz Acquisition”). To facilitate the regulatory approval of the Schurz Acquisition, we (i) exchanged the assets of KAKE-TV (ABC) (and its satellite stations) for the assets of Lockwood Broadcasting, Inc.’s television station WBXX-TV (CW) and $11.2 million of cash, on February 1, 2016; (ii) exchanged the assets of WSBT-TV for the assets of Sinclair Broadcast Group, Inc.’s television station WLUC-TV (NBC/FOX) on February 16, 2016; and (iii) sold the Schurz radio broadcast assets to three separate radio broadcasters on February 16, 2016.

On June 27, 2016, we completed the acquisition of KYES-TV (MY, Ant.) in the Anchorage, Alaska television market for $0.5 million.

On January 13, 2017, we acquired KTVF-TV (NBC), KXDF-TV (CBS), and KFXF-TV (FOX) in the Fairbanks, Alaska television market for $8.0 million.

On January 17, 2017, we acquired WBAY-TV (ABC) in the Green Bay, Wisconsin television market, and KWQC-TV (NBC) in the Davenport, Iowa, Rock Island, Illinois, and Moline, Illinois television market for $269.9 million.

On May 1, 2017, we acquired WDTV-TV (CBS) and WVFX-TV (FOX/CW) in the Clarksburg-Weston, West Virginia television market for $26.5 million.

On May 1, 2017, we acquired WABI-TV (CBS/CW) in the Bangor, Maine television market and WCJB-TV (ABC/CW) in the Gainesville, Florida television market for $85.0 million.

On August 1, 2017, we acquired WCAX-TV (CBS) in the Burlington, Vermont—Plattsburgh, New York television market for $29.0 million.

Continue to Monetize Digital Spectrum.    We currently broadcast over 100 secondary channels. Certain of our secondary channels are affiliated with more than one network simultaneously. Our strategy includes expanding upon our digital offerings and sales. We also evaluate opportunities to use spectrum for future delivery of data to mobile devices using a new transmission standard.

Continue to Return Capital to Our Shareholders.    In the fourth quarter of 2016, our Board of Directors authorized the repurchase of up to $75.0 million of our outstanding common stock (the “2016 Repurchase Authorization”) through December 31, 2019. As of September 30, 2017, $69.0 million remained available to purchase shares of our common stock under the 2016 Repurchase Authorization. We plan to continue to return additional capital to our shareholders by repurchasing our common stock from time to time for the duration of the authorization, although any future repurchases will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations.

Continue to Maintain Prudent Cost Management.    Historically, we have closely managed our costs to maintain and improve our margins. We believe that our market leadership position provides us additional negotiating leverage to enable us to lower our syndicated programming costs. We have increased the efficiency of our stations by automating video production and back office processes. We believe that we will be able to further benefit from our cost and operational efficiencies as we continue to grow.

Further Strengthen our Balance Sheet.    During the last several years, we have leveraged our strong cash flow and efficient operating model to grow our diverse national footprint. During 2016, we acted aggressively to improve the components of our debt, refinancing certain of our long term investments with long term debt, while locking-in more attractive terms and new historically low rates.

Corporate Information

Gray Television, Inc. is a Georgia corporation. Our executive offices are located at 4370 Peachtree Road, NE, Atlanta, GA 30319, and our telephone number at that location is (404) 504-9828. Our website address is www.gray.tv. The information on, or accessible through, our website, is not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Shares of common stock to be offered by the Company	15,000,000 shares of common stock

Option to purchase shares of common stock from the Company	The Company has granted the underwriters an option to purchase up to an additional 2,250,000 shares of common stock at the public offering price less the underwriting discounts and commissions, which option may be exercised at any time in whole, or from time to time in part, on or before the 30th day following the date of this prospectus supplement.

Shares of common stock to be outstanding after this offering (both before and after giving effect to the option)	81,003,588 shares of common stock (or 83,253,588 shares of common stock if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	The net proceeds from this offering are expected to be approximately $207,756,250 (or $238,994,688 if the underwriters exercise in full their option to purchase additional shares) after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, repayment of debt outstanding from time to time, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead. See “Use of Proceeds.”

Dividend policy	We do not intend to pay cash dividends on our common stock in the immediate future. Our credit agreement and indentures contain restrictions on our ability to pay dividends. Future dividends, if any, will be at the discretion of our Board of Directors and will depend on several factors including our results of operations, cash requirements and surplus, financial condition, limitations or restrictions in our credit agreements, indentures and other financing agreements and other factors that the Board of Directors may deem relevant. Our common stock and Class A common stock holders have the same rights related to dividends.

Voting policy	Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Each holder of our Class A common stock is entitled to 10 votes per share on all matters to be voted on by our stockholders.

New York Stock Exchange trading symbol	“GTN”

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-10 of this prospectus supplement, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference into this prospectus supplement before deciding whether to invest in shares of our common stock.

The total number of shares of common stock to be outstanding following the offering is based on the total number of shares of common stock outstanding as of November 24, 2017 and does not include any securities convertible into or exercisable for common stock. Unless we specifically state otherwise, the information contained in this prospectus supplement is based on the assumption that the underwriters do not exercise the option to purchase additional shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary historical consolidated financial information. We have derived the summary historical consolidated financial information for the years ended December 31, 2016, 2015 and 2014 and as of December 31, 2016 and 2015 from our audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary historical financial information for the nine months ended September 30, 2017 and 2016 and as of September 30, 2017 from our unaudited condensed consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not consider our results for the years ended December 31, 2016, 2015 or 2014, the nine-month periods ended September 30, 2017 or 2016, or our financial condition as of any such dates, to be indicative of our results or financial condition to be expected for or as of any future periods.

The summary historical consolidated financial information presented below does not contain all of the information you should consider before deciding whether or not to invest in our common stock, and should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)	(unaudited)
	(in thousands)
Statement of Operations Data(1):
Revenue (less agency commissions)	$649,119	$574,846	$812,465	$597,356	$508,134
Operating expenses before depreciation, amortization of intangible assets and loss (gain) on disposal of assets, net:
Broadcast	406,446	346,620	475,131	374,182	285,990
Corporate and administrative	24,436	31,425	40,347	34,343	29,203
Depreciation	38,555	34,237	45,923	36,712	30,248
Amortization of intangible assets	18,684	12,365	16,596	11,982	8,297
(Gain) loss on disposals of assets, net	(75,139)	(66)	329	80	623

Operating expenses	412,982	424,581	578,326	457,299	354,361

Operating income	236,137	150,265	234,139	140,057	153,773
Other income (expense):
Miscellaneous income, net	36	740	775	103	23
Interest expense	(71,189)	(73,470)	(97,236)	(74,411)	(68,913)
Loss from early extinguishment of debt(2)	(2,851)	(31,987)	(31,987)	—	(5,086)

Income before income taxes	162,133	45,548	105,691	65,749	79,797
Income tax expense	65,751	19,109	43,418	26,448	31,736

Net income	$96,382	$26,439	$62,273	$39,301	$48,061

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)	(unaudited)
	(in thousands)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$114,346	$103,419	$206,633	$105,614	$134,219
Investing activities	(336,334)	(469,504)	(479,334)	(206,382)	(501,892)
Financing activities	69,653	499,165	500,572	167,317	384,964

Balance Sheet Data (at end of period):
Cash	$172,854		$325,189	$97,318
Working capital	263,738		416,904	197,837
Net intangible assets, broadcast licenses and goodwill	2,221,395		1,881,873	1,591,142
Total assets	3,013,610		2,783,331	2,127,708
Total debt	1,838,027		1,756,747	1,220,084
Total stockholders’ equity	588,903		492,861	429,274

(1)	Our operating results fluctuate significantly between years, in accordance with, among other things, our acquisition activity, and increased political advertising expenditures in even-numbered years.

(2)	In 2017, we recorded a loss on early extinguishment of debt related to the amendment and restatement of our senior credit facility. In 2016, we recorded a loss on early extinguishment of debt related to the repurchase and redemption of our then-outstanding 7 1⁄2% senior notes due 2020. In 2014, we recorded a loss on early extinguishment of debt related to: (i) the amendment and restatement of our prior senior credit facility and (ii) the write off of unamortized deferred financing costs upon the extinguishment of debt of a variable interest entity and the termination of our guarantee of such debt.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. Before making any decision whether to invest in our common stock, you should carefully consider the following risk factors, together with the Risk Factors in Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference into this prospectus supplement, as well as all of the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also could materially adversely affect our business, financial condition or results of operations. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including the occurrence of one or more of the factors described in the following risk factors or in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to the Ownership of Our Common Stock

The price and trading volume of our common stock may be volatile.

The price and trading volume of our common stock may be volatile and subject to fluctuations. Some of the factors that could cause fluctuation in the stock price or trading volume of our common stock include:

•	general market and economic conditions and market trends, including in the television broadcast industry and the financial markets generally;

•	the political, economic and social situation in the United States;

•	actual or anticipated variations in operating results, including audience share ratings and financial results;

•	inability to meet projections in revenue;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments or other business developments;

•	technological innovations in the television broadcast industry;

•	adoption of new accounting standards affecting our industry;

•	operations of competitors and the performance of competitors’ common stock;

•	litigation or governmental action involving or affecting us or our subsidiaries;

•	changes in financial estimates and recommendations by securities analysts;

•	recruitment or departure of key personnel;

•	purchases or sales of blocks of our common stock; and

•	operating and stock performance of the companies that investors may consider to be comparable.

There can be no assurance that the price of our common stock will not fluctuate or decline significantly. The stock market in recent years has experienced considerable price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies and that could adversely affect the price of our common stock, regardless of our operating performance. Stock price volatility might be worse if the trading volume of shares of the common stock is low. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our common stock declines significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Certain stockholders or groups of stockholders have the ability to exert significant influence over us.

Hilton H. Howell, Jr., our Chairman, President and Chief Executive Officer, is the husband of Robin R. Howell, a member of our Board of Directors (collectively with members of their family, the “Howell-Robinson Family”). As of November 24, 2017, collectively, the Howell-Robinson Family directly or indirectly beneficially owns shares representing approximately 43% of the outstanding combined voting power of our common stock and Class A common stock.

As a result of these significant stockholdings and positions on the Board of Directors, the Howell-Robinson Family is able to exert significant influence over our policies and management, potentially in a manner which may not be consistent with the interests of our other stockholders.

Because we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, repayment of debt outstanding from time to time, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead. We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We do not currently pay cash dividends on our common stock. To the extent a potential investor ascribes value to a dividend paying stock, the value of our stock may be correspondingly reduced.

Our Board of Directors has not declared a cash or stock dividend on our common stock since 2008. The timing and amount of any future dividend is at the discretion of our Board of Directors, and they may be subject to limitations or restrictions in our senior credit facility and other financing agreements we may be, or become, party to. We can provide no assurance when or if any future dividends will be declared on our common stock.

As a result, if and to the extent an investor ascribes value to a dividend-paying stock, the value of our common stock may be correspondingly reduced.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue additional equity securities in the future in connection with capital raises, acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Anti-takeover provisions contained in our Restated Articles of Incorporation (“Articles”) and our Bylaws, as amended (“Bylaws”), as well as provisions of Georgia law, could impair a takeover attempt.

Our Articles and Bylaws may have the effect of delaying, deferring or discouraging a prospective acquirer from making a tender offer for our shares of common stock or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

As a Georgia corporation, we are also subject to provisions of Georgia law, including Section 14-2-1132 of the Georgia Business Corporation Code. Section 14-2-1132 prevents some stockholders holding more than 10% of our outstanding common stock from engaging in certain business combinations unless the business combination was approved in advance by our Board of Directors or results in the stockholder holding more than 90% of our outstanding common stock.

Any provision of our Articles, our Bylaws or Georgia law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

We have the ability to issue preferred stock, which could affect the rights of holders of our common stock.

Our Articles allow our Board of Directors to issue up to 20 million shares of preferred stock and set forth the terms of such preferred stock. The terms of any such preferred stock, if issued, may adversely affect the dividend and liquidation rights of holders of our common stock.

Holders of our Class A common stock have the right to 10 votes per share on all matters to be voted on by our stockholders and, consequently, the ability to exert significant influence over us.

As a result of the 10 to 1 voting rights of holders of our Class A common stock, these stockholders are expected to be able to exert significant influence over all matters requiring stockholder approval, including mergers and other material transactions, and may be able to cause or prevent a change in the composition of our Board of Directors or a change in control of our Company that could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the Company and might ultimately affect the market price of our common stock.

If securities analysts do not continue to publish research or reports about our business, or if they publish negative evaluations of our stock, the price of our stock could decline.

We expect that the trading price of our common stock may be affected by research or reports that industry or financial analysts publish about our business. If one or more of the analysts who cover us downgrade their evaluations of our common stock, the price of our stock could decline. If one or more of these analysts cease coverage of our Company, we could lose visibility in the market for our common stock, which in turn could cause our stock price to decline.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $207,756,250 from this offering (or approximately $238,994,688 if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses. We expect to place the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, in our corporate treasury for general corporate purposes, which may include, among other things, repayment of debt outstanding from time to time, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2017, on an actual basis and as adjusted to give effect to the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares. This table should be read in conjunction with “Use of Proceeds” and “Selected Historical Consolidated Financial Information” included elsewhere herein, as well as our audited consolidated financial statements and related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our unaudited consolidated financial statements and related notes which are included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is incorporated by reference into this prospectus supplement.

	As of September 30, 2017
	Actual	As Adjusted
	(Dollars in thousands)
Cash	$172,854	$380,610

Long-term debt (including current portion):
2017 Senior Credit Facility(1)
Revolving credit facility	—	—
Term loans	624,432	624,432
5.125% senior notes due 2024(2)	518,007	518,007
5.875% senior notes due 2026(3)	695,588	695,588

Total long-term debt(4)	$1,838,027	$1,838,027
Stockholders’ Equity:
Common stock, no par value; authorized 100,000,000 shares, 71,538,664 and 86,538,664 shares issued at September 30, 2017, actual and as adjusted, respectively	660,377	868,133
Class A common stock, no par value; authorized 15,000,000 shares, 8,349,069 shares issued at September 30, 2017, actual and as adjusted	23,841	23,841
Treasury stock at cost, common stock, 5,535,076 shares	(49,562)	(49,562)
Treasury stock at cost, Class A common stock, 1,750,692 shares	(24,232)	(24,232)
Accumulated deficit	(3,876)	(3,876)
Accumulated other comprehensive loss, net of income tax benefit	(17,645)	(17,645)

Total stockholders’ equity	588,903	796,659

Total capitalization	$2,426,930	$2,634,686

(1)	Includes unamortized deferred loan costs of $12.406 million. At both September 30, 2017 and November 29, 2017, we had no outstanding balance under our revolving credit facility and the maximum available borrowing capacity under our revolving credit facility was $100.0 million.

(2)	Includes unamortized deferred loan costs of $6.993 million.

(3)	Includes unamortized deferred loan costs of $9.751 million and unamortized premium of $5.339 million.

(4)	As of September 30, 2017, our required quarterly principal payments under our 2017 term loan were $1.6 million, and we were not required to make any principal payments on our 5.125% senior notes due 2024 or 5.875% senior notes due 2026.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected historical consolidated financial information for Gray for, and as of the end of, each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and for, and as of, the nine-month period ended September 30, 2017 and for the nine-month period ended September 30, 2016. The selected historical consolidated financial information presented below does not contain all of the information you should consider when evaluating Gray, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Various factors are expected to have an effect on our financial condition and results of operations in the future, including the ongoing integration of any acquired businesses. You should also read this selected historical consolidated financial information in conjunction with the information under “Risk Factors” included elsewhere in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)	(unaudited)
	(in thousands, except net income per share data)
Statement of Operations Data(1):
Revenue (less agency commissions)	$649,119	$574,846	$812,465	$597,356	$508,134	$346,298	$404,831
Operating income	236,137	150,265	234,139	140,057	153,773	83,880	153,441
Loss from early extinguishment of debt(2)	(2,851)	(31,987)	(31,987)	—	(5,086)	—	(46,683)
Net income	96,382	26,439	62,273	39,301	48,061	18,288	28,129
Net income attributable to common stockholders(3)	96,382	26,439	62,273	39,301	48,061	18,288	24,034
Net income attributable to common stockholders per common share(3):
Basic	1.34	0.37	0.87	0.58	0.83	0.32	0.42
Diluted	1.33	0.36	0.86	0.57	0.82	0.32	0.42

Balance Sheet Data (at end of period):
Total assets(4)	$3,013,610		$2,783,331	$2,127,708	$1,852,929	$1,317,324	$1,238,088
Long-term debt (including current portion)(4)	1,838,027		1,756,747	1,220,084	1,217,750	825,774	821,167
Total stockholders’ equity	588,903		492,861	429,274	216,192	174,010	143,935

(1)	Our operating results fluctuate significantly between years, in accordance with, among other things, our acquisition activity, and increased political advertising expenditures in even-numbered years.

(2)	In 2017, we recorded a loss on early extinguishment of debt related to the amendment and restatement of our senior credit facility. In 2016, we recorded a loss on early extinguishment of debt related to the repurchase and redemption of our then-outstanding 7 1⁄2% senior notes due 2020. In 2014, we recorded a loss on early extinguishment of debt related to: (i) the amendment and restatement of our prior senior credit facility and (ii) the write off of unamortized deferred financing costs upon the extinguishment of debt of a variable interest entity and the termination of our guarantee of such debt. In 2012, we recorded a loss from early extinguishment of debt related to: (i) the amendment and restatement of our prior senior credit facility and (ii) the redemption of our then-outstanding 10 1⁄2% senior secured second lien notes due 2015.

(3)	In 2012, we repurchased the remaining $25.9 million in face amount of our Series D Perpetual Preferred Stock, and paid $16.7 million in accrued dividends related thereto.

(4)	In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30) — Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 amended previous guidance to require that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs were not affected by the amendments in this ASU. In August 2015, the FASB issued ASU No. 2015-15, Interest—Imputation of Interest (Subtopic 835-30) — Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. ASU 2015-15 amended previous guidance to codify the June 18, 2015 Staff Announcement that the SEC staff would not object to the deferral and presentation as an asset, and subsequent amortization of such asset, of deferred debt issuance costs related to line of credit arrangements. We adopted these standards as of January 1, 2016. In accordance with these standards, we have reclassified our deferred loan costs as a reduction in the balance of our long-term debt in our balance sheets at December 31, 2015, 2014, 2013 and 2012. Our deferred loan costs were previously presented as a non-current asset.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax considerations related to the acquisition, ownership, and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies and other financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is neither a “United States person” (within the meaning of the Code) nor an entity treated as a partnership for U.S. federal income tax purposes.

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Distributions on Common Stock

If we pay cash or distribute property to non-U.S. holders of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock (determined on a share-by-share basis). Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations promulgated thereunder, commonly referred to as “FATCA”, dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds our common stock through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States generally are exempt from the 30% U.S. federal withholding tax described above. In order to obtain this exemption, a non-U.S. holder must provide a properly completed IRS Form W-8ECI (or other appropriate form) certifying such exemption. Such effectively connected dividends are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates in the same manner a United States person, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States,

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been a ‘‘U.S. real property holding corporation’’ for U.S. federal income tax purposes (USRPHC) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes.

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates in the same manner as a United States person, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments.

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain recognized from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.

Non-U.S. holders should consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

The amount of dividends paid to a non-U.S. holder on our common stock and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.

Under some circumstances, Treasury Regulations require backup withholding, currently at a rate of 28%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing certification of its foreign status on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) or by otherwise establishing an exemption. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding

FATCA imposes a U.S. federal withholding tax of 30% on certain types of payments, including U.S.-source dividends and gross proceeds from the sale or other disposition of securities that can produce U.S.-source dividends made to (i) “foreign financial institutions” (whether such institutions are beneficial owners or intermediaries), unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders and to withhold on certain payments, or are otherwise eligible for an exemption, and (ii) certain non-financial foreign entities (whether such entities are beneficial owners or intermediaries), unless they certify certain information regarding their direct and indirect U.S. owners, or are otherwise eligible for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding tax described above generally will apply to payments of U.S.-source dividends made with respect to our common stock, and, after December 31, 2018, to payments of gross proceeds from a sale or other disposition of our common stock. Non-U.S. holders should consult their own tax advisors regarding FATCA and the application of these requirements to your investment in our common stock.

We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and accompanying prospectus through a number of underwriters. Wells Fargo Securities, LLC is acting as book-running manager of the offering. We have entered into an underwriting agreement with the underwriters for whom Wells Fargo Securities, LLC is acting as representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Wells Fargo Securities, LLC	11,475,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,200,000
Deutsche Bank Securities Inc.	1,200,000
Stephens Inc.	600,000
Barrington Research Associates, Inc.	300,000
The Benchmark Company, LLC	75,000
G.research, LLC	75,000
Noble Capital Markets, Inc.	75,000

Total	15,000,000

All of the shares to be purchased by the underwriters will be purchased from us. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

We have granted a 30-day option to the underwriters to purchase up to a total of 2,250,000 additional shares of our common stock from us at the public offering price per share less the underwriting discounts and commissions per share, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the prior table.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.61625 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$0.61625	$0.61625
Total	$9,243,750	$10,630,313

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000, which will be paid by us.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and each of our directors and executive officers, and certain other stockholders, have agreed, subject to specified exceptions, that, without the prior written consent of Wells Fargo Securities, LLC, we and they will not, during the period beginning on and including the date of this prospectus supplement through and including the date that is the 90th day after the date of this prospectus supplement, directly or indirectly:

i.	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for common stock or other capital stock,

ii.	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any common stock or other capital stock or any securities convertible into or exercisable or exchangeable for any common stock or other capital stock, or

iii.	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any common stock or other capital stock or any securities convertible into or exercisable or exchangeable for any common stock or other capital stock, whether any transaction described in clause (i) or (iii) above is to be settled by delivery of common stock, other capital stock, other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing.

Notwithstanding the above, each of our directors and executive officers may receive common stock or other capital stock or securities convertible or exercisable or exchangeable for common stock or other capital stock upon the exercise of an option or in connection with the vesting of restricted stock or restricted stock units, or transfer any such securities to the Company in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934 Act, as amended, solely in connection with the payment of taxes due in connection with any such exercise or vesting.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute payments the underwriters may be required to make in respect of these liabilities.

Our common stock is quoted on the New York Stock Exchange under the symbol “GTN.”

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters may consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of our shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Sales Outside the United States

No action has been taken in any jurisdiction (except the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offering of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell shares of our common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares of our common stock in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Conduct Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of shares of common stock described in this prospectus supplement and accompanying prospectus may not be made to the public in that Relevant Member State except that an offer to the public in that Relevant Member State of any such shares of common stock may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each purchaser of shares of common stock described in this prospectus supplement and accompanying prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purpose of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock, as the expression may be varied in the Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that are also (i) “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus are directed only at relevant persons and must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is available only to relevant persons, and will be engaged in only with relevant persons.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Switzerland

This document as well as any other material relating to the shares of our common stock that are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

Our common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase shares of our common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to our common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Investors

Each purchaser of shares of our common stock that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a share of our common stock, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase shares of our common stock and that such fiduciary:

a)	is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the Company, each underwriter and their respective affiliates (the “Transaction Parties”);

c)	is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

d)	has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

e)	is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

f)	understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

Other Relationships

Certain of the underwriters or their affiliates have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters are agents and lenders under the Company’s Third Amended and Restated Credit Agreement, dated as of February 7, 2017, and the First Amendment and Incremental Facility Agreement, dated as of April 3, 2017. Wells Fargo Securities, LLC is a Joint Lead Arranger and Joint Bookrunner and Wells Fargo Bank, National Association is Administrative Agent, Swingline Lender and Issuing Bank under those agreements and, in such capacities, may receive customary fees and payments of interest. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold long or short positions on behalf of themselves or their customers, in our debt or equity securities or loans.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Jones Day, Atlanta, Georgia. Certain legal matters under the Communications Act of 1934 and the rules and regulations promulgated thereunder by the FCC will be passed upon for us by Wiley Rein LLP. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Gray Television, Inc. and subsidiaries as of December 31, 2016 and 2015 and for the three years ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016 incorporated by reference into this prospectus supplement have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We furnish and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are available to the public at the SEC’s website at www.sec.gov. In addition, our filings are available to the public on our corporate website at www.gray.tv. The information contained on our website, other than the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, is not part of or incorporated by reference into this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement and the accompanying prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed. We do not, however, incorporate by reference into this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, we specifically state in such Current Reports.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 1, 2017;

•	the portions of our proxy statement for our 2017 annual meeting of stockholders incorporated by reference into the Form 10-K for the fiscal year end December 31, 2016, which proxy statement was filed on March 22, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, filed on May 4, 2017, August 8, 2017 and November 6, 2017, respectively; and

•	our Current Reports on Form 8-K, filed on January 20, 2017 (only as to Item 5.02), February 10, 2017, April 10, 2017, May 5, 2017 and October 2, 2017.

You may request a copy of these filings free of charge by writing or telephoning us at:

Gray Television, Inc.

4370 Peachtree Road, N.E.

Atlanta, Georgia 30319

Telephone Number: (404) 504-9828

Attention: Chief Financial Officer

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of common stock to be offered and sold by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS

GRAY TELEVISION, INC.

Common Stock

Class A Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

Units

We may offer and sell from time to time the following securities in one or more offerings, and in amounts, at prices and on terms to be determined at the time of our offerings: (i) our Common Stock, no par value; (ii) our Class A Common Stock, no par value; (iii) our preferred stock, no par value; (iv) warrants to purchase securities; (v) debt securities; (vi) guarantees of debt securities; and (viii) units that include any combination of the foregoing securities.

We will provide the specific terms and amounts of the securities and their offering prices in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide whether to invest in any of these securities.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

We have two classes of common stock: Common Stock and Class A Common Stock. Our Common Stock trades on the New York Stock Exchange under the symbol “GTN.” Our Class A Common Stock trades on the New York Stock Exchange under the symbol “GTN.A.” On May 11, 2017, the last reported sale price for our Common Stock was $13.10 per share and the last reported sale price for our Class A Common Stock was $11.30 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Investing in our securities involves risks. You should carefully consider the risk factors set forth or incorporated by reference into this prospectus, the applicable prospectus supplement and our periodic reports filed from time to time with the Securities and Exchange Commission, as described under the section entitled “Risk Factors” on page 4 of this prospectus, before making any decision whether to invest in any of the securities described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, we may, from time to time, sell any amount of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read the entire prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information provided in this prospectus and the applicable prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and the applicable prospectus supplement. We are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Gray,” the “Company,” “we,” “us” and “our” refer to Gray Television, Inc., a corporation organized under the laws of the State of Georgia, and its consolidated subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

Gray furnishes and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have furnished to or filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.gray.tv. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not part of or incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated. We do not, however, incorporate by reference into this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“2016 Form 10-K”), filed on March 1, 2017;

•	the portions of our proxy statement for our 2017 annual meeting of shareholders incorporated by reference into the 2016 Form 10-K, which proxy statement was filed on March 22, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 4, 2017; and

•	our Current Reports on Form 8-K filed on January 20, 2017 (except to the extent that information therein is furnished and not filed with the SEC), February 10, 2017, April 10, 2017 and May 5, 2017.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

Gray Television, Inc.

4370 Peachtree Road, NE

Atlanta, Georgia 30319

(404) 504-9828

Attention: Chief Financial Officer

INDUSTRY AND MARKET DATA

This prospectus includes, and any prospectus supplement may include, industry data regarding station rank, in-market share and television household data that we obtained from periodic reports published by The Nielsen Company (“Nielsen”). Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein, nor do we expect to do so in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus and any applicable prospectus supplement, and in the documents incorporated by reference into this prospectus and any applicable prospectus supplement, we make and may make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as “believes,” “expects,” “anticipates,” “estimates,” “will,” “may” or “should” and similar words and expressions are generally intended to identify forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our then-current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. All forward-looking statements in, and incorporated by reference into, this prospectus and any applicable prospectus supplement, are qualified by these cautionary statements and are made only as of the date of this prospectus or the applicable prospectus supplement and we undertake no obligation to update any information contained in, or incorporated by reference into, this prospectus or the applicable prospectus supplement, as the case may be, or to publicly release any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus or the applicable prospectus supplement, as the case may be. Any such forward-looking statements, whether made in this prospectus, any applicable prospectus supplement or elsewhere, should be considered in context with the various disclosures made by us about our business. These forward-looking statements fall under the safe harbors of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•	we have substantial debt and the ability to incur significant additional debt, which could restrict our future operating and strategic flexibility and further expose us to the risks of financial leverage;

•	the agreements governing our various debt and other obligations restrict, and are expected to continue to restrict, our business and limit our ability to take certain actions;

•	our ability to meet our debt service obligations on the notes and our other debt will depend on our future performance, which is, and will be, subject to many factors that are beyond our control;

•	we are a holding company with no material independent assets or operations and we depend on our subsidiaries for cash;

•	we are dependent on advertising revenues, which are seasonal and cyclical, and may also fluctuate as a result of a number of other factors, including any continuation of uncertain financial and economic conditions;

•	we intend to continue to evaluate opportunities to complete strategic acquisitions, and acquisitions involve risks and uncertainties;

•	we are highly dependent upon a limited number of advertising categories;

•	we are dependent on our retransmission consent agreements with multichannel video programming distributors and any potential changes to the retransmission consent regime could materially adversely affect our business;

•	we are highly dependent on network affiliations and may lose a significant amount of television programming if a network terminates or significantly changes its affiliation with us;

•	we purchase television programming in advance of earning any related revenue, and may not earn sufficient revenue to offset the costs thereof;

•	we are subject to risks of competition from other local stations as well as from cable systems, the Internet and other providers;

•	we may incur significant capital and operating costs, including costs related to our obligations under our defined benefit pension plan;

•	we may incur impairment charges related to our assets;

•	we do not currently pay cash dividends on our Common Stock or Class A Common Stock and if an investor ascribes value to a dividend-paying stock, the value of our Common Stock and Class A Common Stock may be reduced; and

•	we are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission (“FCC”) control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. We urge you to review carefully the information under the heading “Item 1A—Risk Factors” in our 2016 Form 10-K and in the other documents incorporated by reference into this prospectus and any applicable prospectus supplement for a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from those projected by the Company.

ABOUT OUR COMPANY

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and leading digital assets in markets throughout the United States. As of March 31, 2017, we owned and/or operated television stations in 54 television markets broadcasting over 200 programming streams, including over 100 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our station group reaches approximately 10.3% of total United States television households.

Gray Television, Inc. is a Georgia corporation. Our executive offices are located at 4370 Peachtree Road, NE, Atlanta, GA 30319, and our telephone number at that location is (404) 504-9828. Our website address is http://www.gray.tv. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not a part of or incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making any decision whether to invest in our securities, you should carefully consider the risk factors incorporated by reference into this prospectus from our 2016 Form 10-K and our periodic reports filed from time to time with the SEC, as well as those to be contained in or incorporated by reference into any applicable prospectus supplement. You should also refer to the other information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include capital expenditures, meeting working capital needs, refinancing indebtedness and possible acquisitions. We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of any securities will be included in the applicable prospectus supplement relating to such securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to (i) fixed charges and (ii) fixed charges and preference security dividends for the indicated periods. Except for the year ended December 31, 2012, we did not have any preferred stock outstanding and, as a result, our ratios of earnings to fixed charges and fixed charges and preference security dividends are the same for all other periods presented.

	Three Months Ended March 31, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	1.76	2.07	1.87	2.15	1.59	1.78
Ratio of earnings to fixed charges and preference security dividends(1)						1.60

(1)	For purposes of this ratio:

The term “earnings” is the amount resulting from adding and subtracting the following items. We add the following: (i) pre-tax income from continuing operations; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, we subtract the following: (i) interest capitalized and (ii) preference security dividend requirements of consolidated subsidiaries.

The term “fixed charges” means the sum of: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements of consolidated securities.

The term “preference security dividend” is the amount of pre-tax earnings required to pay the dividends on outstanding preference securities. The dividend requirement is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

DESCRIPTION OF CAPITAL STOCK

The following section describes the general terms and provisions of our capital stock and is based upon our restated articles of incorporation (“Articles of Incorporation”) and our bylaws (“Bylaws”), each of which have been publicly filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part, and applicable provisions of law. The description is not complete and is intended only as a summary, and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws. You should read the Articles of Incorporation and Bylaws for the provisions that are important to you.

We are authorized to issue 135,000,000 shares of all classes of capital stock, of which 15,000,000 shares are designated Class A common stock, no par value (“Class A Common Stock”), 100,000,000 shares are designated common stock, no par value (“Common Stock”), and 20,000,000 shares are designated “blank check” preferred stock for which our board of directors has the authority to determine the rights, powers, limitations and restrictions, all as set forth more fully below.

Our authorized shares of capital stock are generally available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of capital stock, our board of directors may determine to issue shares without seeking shareholder approval.

Common Stock and Class A Common Stock

Shares Outstanding; Listing

As of May 10, 2017, we had 66,325,353 shares of Common Stock and 6,598,377 shares of Class A Common Stock outstanding. Our Common Stock trades on the New York Stock Exchange under the symbol “GTN.” Our Class A Common Stock trades on the New York Stock Exchange under the symbol “GTN.A.”

Rights Generally; Voting Rights

The rights of our Common Stock and Class A Common Stock are identical, except that our Class A Common Stock entitles the holder to ten votes on all matters on which shareholders are permitted to vote and our Common Stock entitles the holder to one vote on all matters on which shareholders are permitted to vote. Under our Bylaws, a majority of the shares outstanding and entitled to vote constitute a quorum at a meeting of shareholders. Under our Articles of Incorporation and Bylaws, unless otherwise required by Georgia law, action by our shareholders is taken by the affirmative vote of the holders of a majority of votes cast, except for elections of directors, which are determined by a plurality of the votes cast, at a meeting of the shareholders at which a quorum is present. Holders of Common Stock and Class A Common Stock may not cumulate their votes in the election of directors.

Dividends

The holders of Common Stock and Class A Common Stock are entitled to dividends when and as may be declared by our board of directors out of funds legally available therefore and, upon liquidation, to a pro rata share in any distribution to shareholders.

Other Rights

Neither holders of Common Stock nor Class A Common Stock have any preemptive rights or conversion rights or other subscription rights. Neither our shares of Common Stock nor Class A Common Stock are subject to any redemption or sinking fund provisions, nor are they convertible into any of our other securities. All issued and outstanding shares of Common Stock and Class A Common Stock are fully paid and nonassessable.

Pursuant to our Articles of Incorporation, if any person or group acquires beneficial ownership of 100% of the then issued and outstanding shares of Class A Common Stock (such acquisition making such person or group a “Significant Shareholder”), and such Significant Shareholder does not immediately after such acquisition beneficially own an equal percentage of the then issued and outstanding Common Stock, such Significant Shareholder must, within a 90-day period, commence a public tender offer to acquire from all other holders of Common Stock all of the issued and outstanding shares of Common Stock beneficially owned by them, and must acquire all shares validly tendered. The offer price for any shares of Common Stock required to be purchased by a Significant Shareholder under our Articles of Incorporation is the greater of (i) the highest price per share paid by the Significant Shareholder for any share of Class A Common Stock or Common Stock (whichever is higher) in the six month period prior to becoming a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or Common Stock (whichever is higher) on the New York Stock Exchange (or such other quotation system or securities exchange constituting the principal trading market for either class of common stock) during the 30 calendar days prior to becoming a Significant Shareholder.

If a Significant Shareholder fails to make an offer as required to purchase shares validly tendered and not withdrawn, such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned and acquired by such Significant Shareholder after the date that exceeded such Significant Shareholder’s comparable percentage of Common Stock unless and until the requirements above are complied with or unless and until all shares of Class A Common Stock which would require an offer to be made, are no longer owned by such Significant Shareholder.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock and Class A Common Stock.

Preferred Stock

Our board of directors is authorized, without shareholder approval, to establish out of our authorized 20,000,000 shares of preferred stock, one or more series of preferred stock, having such relative rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, as our board of directors shall determine without further vote or action by the shareholders. Pursuant to such authority, the board of directors has previously designated 1,000 shares of preferred stock as Series A Preferred Stock, 2,500 shares of preferred stock as Series B Preferred Stock, 5,000 shares of preferred stock as Series C Convertible Preferred Stock, and 1,000 shares of preferred stock as Series D Perpetual Preferred Stock. As of May 10, 2017, there were no shares of preferred stock issued or outstanding, and all such designated shares are available for future issuance as shares of one or more series of preferred stock.

You should read the applicable prospectus supplement for the terms of the preferred stock offered thereby. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the designation of the series of preferred stock, which may be by distinguishing number, letter or title;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate or rates of such shares, the date on which dividends, if declared, will be payable, and whether or not such dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of such preferred stock in the event of voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of such preferred stock;

•	the terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such preferred stock, if any;

•	the voting rights, if any, granted to the holders of the shares of such preferred stock in addition to those provided by Georgia law or our Articles of Incorporation;

•	whether the shares of preferred stock will be convertible into shares of our Common Stock, Class A Common Stock or any other class of our capital stock and, if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relating to the shares of preferred stock as may be permitted by Georgia law or our Articles of Incorporation;

•	any listing of such preferred stock on any securities exchange; and

•	a discussion of federal income tax considerations applicable to such preferred stock.

The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth above. The preferred stock offered will, when issued, be fully paid and nonassessable.

Anti-Takeover Provisions of our Articles of Incorporation and the Bylaws and Georgia Law

Certain provisions in our Articles of Incorporation and Bylaws and Georgia law may encourage persons considering unsolicited tender offers or other unilateral takeover provisions to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. These provisions could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which shareholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and, therefore, could adversely affect the value of our securities.

Board of Directors

Our Bylaws provide that the number of directors shall be between 3 and 15, and shall be fixed by our board of directors from time to time. Under our Bylaws, shareholders have the power by majority vote at any meeting to remove a director. Our Bylaws also provide that any vacancy occurring on the board of directors may be filled by an affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, and that any vacancy on the board by reason of an increase in the size of the board of directors shall be filled by an affirmative vote of a majority of the board of directors. These provisions may deter a shareholder from seeking to remove incumbent directors and simultaneously attempting to gain control of our board of directors by filling the vacancies created by this removal with its own nominees.

Shareholder Action Without a Meeting

Under the Georgia Business Corporation Code, unless a company’s articles of incorporation specify otherwise, any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting if a consent in writing is signed by all the holders of outstanding shares entitled to vote on the action or, if so provided in the articles of incorporation, by the holders of outstanding shares entitled to vote on the action having voting power to cast not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voted. As our Articles of Incorporation do not expressly provide for shareholder action by less than unanimous written consent, our shareholders may not act upon a matter except at a duly called meeting or by unanimous written consent, thereby limiting the ability of our shareholders to take actions which may be opposed by our board of directors.

Advance Notice of Requirement for Shareholder Proposals and Director Nominees

Shareholders seeking to have a proposal included in a Company proxy statement for an annual meeting of shareholders, or otherwise considered at such meeting, including a proposal for the election of a director nominee, must comply with certain advance notice requirements under the rules and regulations of the SEC. These requirements are generally contained in our proxy statement for our most recent annual meeting of shareholders, and relate to the timing by which we must be notified of such proposal. These limitations may have the effect of precluding shareholder business at an annual meeting if the proper procedures are not followed and may discourage or deter a third party from otherwise attempting to recommend individuals to our board of directors or obtain control of us.

Preferred Stock

As discussed above, our Articles of Incorporation authorize the issuance of preferred stock in one or more series. Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer or other takeover attempt, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock. In some instances the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Amendments to the Articles of Incorporation and Bylaws

Under Georgia law, our board of directors may amend or repeal any provision of our Articles of Incorporation, except any provision declared to be amendable only by the shareholders. Our Bylaws expressly authorize the alteration, amendment, repeal or adoption of new bylaws by a majority vote of the shareholders at any regular or special shareholder meeting. Our board of directors is also authorized to amend or repeal any provision of our Bylaws under Georgia law.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

This section describes certain general terms and provisions of the debt securities we may issue pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. The debt securities of any series may be senior debt securities or subordinated debt securities and may have the benefit of guarantees by one or more of our subsidiaries.

We will issue any debt securities under the indenture to be entered into between us and the trustee named in the indenture. The indenture is subject to any amendments or supplements as we may enter into from time to time which are permitted under the indenture. We will file the definitive indenture, when executed, as well as any amendments or supplements thereto, as exhibits to a Current Report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part.

We have summarized select portions of the debt securities, the guarantees and the indenture below. The following summary does not purport to be a complete description of the indenture, the debt securities or the guarantees, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the indenture, including any terms deemed to be a part thereof by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). You may obtain a copy of the indenture as described below under “Where You Can Find More Information.”

General

We may issue debt securities under the indenture, from time to time, in one or more series, with the same or different terms. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may, subject to certain conditions, be reopened, without the consent of the holders of outstanding debt securities, for issuances of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors or in one or more supplemental indentures.

We will describe the particular terms of each series of debt securities we offer, as well as any modifications or additions to the general terms of the indenture, in a prospectus supplement relating to the offer of those series of debt securities, including some or all of the following terms:

•	the title and ranking of the debt securities (which title shall distinguish such debt securities from all other debt securities we issue), including, as applicable, whether the debt securities are convertible or exchangeable for other securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities;

•	the date or dates, whether fixed or extendable, on which we will pay the principal on the debt securities;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and the record dates for the determination of holders to whom interest is payable;

•	any provisions relating to the issuance of the debt securities at an original issue discount;

•	the place or places where the principal of and interest on the debt securities will be payable and where the debt securities may be surrendered for conversion or exchange;

•	whether we may, at our option, redeem the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•	if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable in accordance with the provisions of the debt securities or resolution of our board of directors or any applicable supplemental indenture;

•	whether the debt securities will provide for the payment of additional amounts in respect of any tax, assessment or governmental charge;

•	any obligation we may have to redeem, purchase or repay the debt securities or to offer to purchase or repay the debt securities pursuant to any sinking fund or other provision or at the option of a holder of debt securities, and the price or prices, at which, and the period or periods within which, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, including the terms or method of payment thereof if other than cash, and any provision for the remarketing of the debt securities;

•	the denominations, including U.S. dollars, euros or pounds sterling, in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities, including the legends required by law or as we deem necessary or appropriate;

•	any obligation we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments and any other provision relative to such obligation, and any limitations on the ownership or transferability of the securities or property into which holders of the debt securities may convert or exchange the debt securities;

•	if other than the trustee under the indenture, any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	if the debt securities do not bear interest, the applicable dates required under the indenture for furnishing information to the trustee regarding the holders of the debt securities;

•	any deletions from, modifications of or additions to the events of default, covenants or other provisions with respect to the debt securities, whether or not such events of default, covenants or other provisions are consistent with the events of default, covenants or other provisions set forth in the indenture;

•	if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amounts will be determined;

•	whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

•

whether the debt securities, in whole or in specified part, will be subject to defeasance or covenant defeasance and, if the debt securities may be defeased in whole or in specified part, the covenants, events of default and other provisions that will cease to be applicable upon such defeasance and any provisions to permit a pledge of obligations other than government obligations or other arrangements to satisfy the requirements for defeasance and, if other than by a resolution of our board of directors, the manner in which we may elect to defease the securities will be evidenced;

•	if the debt securities are to be guaranteed by any guarantors, the names of any guarantors of the debt securities and the terms of the guarantees including any deletions from, or modifications of or additions to, the provisions in the indenture related thereto;

•	whether the debt securities are to be secured by any property, assets or other collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the provisions related to such subordination; and

•	any other terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $2,000 and in integral multiples of $1,000 in excess thereof, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business Day” means any calendar day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may act as paying agent or registrar under the indenture.

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive financial covenants, including, among others, covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Merger, Consolidation or Sale of Assets

The indenture will permit a consolidation or merger between us and another entity and/or the sale, assignment, transfer, conveyance or other disposition by us of all or substantially all of our property and assets, provided that:

•	either (a) we are the surviving corporation or assignee or (b) the entity formed by, or surviving, any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made (if other than us) is an entity organized or existing under the laws of a U.S. jurisdiction, provided that if we or such other successor entity is not a corporation, there will be a co-issuer of the debt securities that is a corporation;

•	the entity formed by, or surviving, any such consolidation or merger (if other than us) or the entity to which such sale, assignment, transfer, conveyance or other disposition has been made (if other than us) assumes all our obligations under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

After any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties or assets in a transaction in accordance with the indenture, the successor entity formed by such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition is made will succeed to, and be substituted for us in the indenture, and may exercise every right and power of ours under the indenture with the same effect as if such successor entity had been named as the company in such indenture.

Modification and Waiver

Under the indenture, certain of our rights and obligations and certain of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities affected by the modification or amendment. Without the consent of each holder of debt securities affected, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):

•	reduce the principal amount of debt securities of that series;

•	reduce the principal of or change the fixed maturity of any debt security of that series;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security of that series;

•	alter or impair the right to convert at the rate or upon the terms provided in the indenture;

•	make any of the debt securities payable in money other than that stated in the debt securities of that series;

•	impair a holder’s right to sue us for the enforcement of payments due on the debt securities of that series; or

•	if any debt securities of a series are guaranteed by the guarantee of any guarantor, a release of such guarantor from any of its obligations under such guarantee, except in accordance with the terms of the indenture.

Notwithstanding the preceding, under the indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities of any series may, on behalf of all holders of the debt securities of such series:

•	waive compliance by us with certain restrictive provisions of the indenture; and

•	waive any existing or past default under the indenture, except (a) a default in the payment of the principal of, or any premium or interest on, any debt securities of such series; or (b) a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of such series.

We and the trustee may amend the indenture without the consent of any holder of debt securities with respect to specific matters, including, but not limited to:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities, or any guarantees endorsed thereon or attached thereto, any property or assets;

•	to add to the covenants or events of default such further covenants, restrictions, conditions, provisions or events of default as the board of directors may consider to be for the protection of the holders of the debt securities;

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to provide for the assumption by a successor person;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued;

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act;

•	to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement; and

•	to make any change that does not adversely affect the rights of any holder.

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:

•	failure to pay interest on any debt security for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security when due, either at maturity, upon redemption or otherwise;

•	failure on our part to comply with any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding affected by the failure to comply in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization relating to us; or

•	any guarantee by any guarantor which is a significant subsidiary (or a group which together would constitute a significant subsidiary) for any reason ceasing to be, or for any reason being asserted in writing by us or such guarantor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or by terms of such series of debt securities.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration.

The indenture will require us and any guarantor to file an officers’ certificate with the trustee each year regarding compliance with the terms of the indenture. Upon becoming aware of any default or event of default, we will be required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series so affected (with each series treated as a separate class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an event of default has occurred and is continuing, the trustee will be required, in the exercise of their respective power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee reasonable written security and indemnity satisfactory to it against any loss, liability or expense.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Satisfaction and Discharge of Indenture

The indenture will be discharged and will cease to be of further effect as to all debt securities of any series that have been issued thereunder, when:

•	either:

•	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the aggregate indebtedness on the debt securities not delivered to the trustee for cancellation for principal of, premium on, if any, and interest, if any, on, the debt securities to the date of maturity or redemption (provided that no default or event of default has occurred and is continuing and such deposit will not breach any other instrument by which we are bound);

•	we have paid or caused to be paid all sums payable by it in respect of such securities of such series under the indenture; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or on the redemption date, as the case may be.

In addition we must deliver an officers’ certificate and opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

•	to defease and be discharged from all of our obligations with respect to such debt securities, which we refer to as defeasance; or

•	to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities, which we refer to as covenant defeasance.

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

•	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, premium on, if any, and interest, if any, on, the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to such stated date for payment or to a particular redemption date;

•

we must deliver to trustee an opinion of counsel to the effect that the holders of such debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred;

•	no default or event of default may have occurred or continue with respect to debt securities of such series on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and the granting of liens to secure such borrowings);

•	such defeasance or covenant defeasance, as the case may be, will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which we are a party or bound;

•	we must deliver an officers’ certificate to the trustee stating that the deposit was not made with the intent of preferring holders of the series of debt securities being redeemed over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•	we must deliver an officers’ certificate and opinion of counsel to the trustee, stating that all conditions precedent relating to the defeasance or covenant defeasance, as the case may be, have been complied with.

The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act.

Guarantees of Debt Securities

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the indenture will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors for any series of guaranteed debt securities to be different from any other series of guaranteed debt securities. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series and the terms and conditions of the guarantee will be identified in the applicable prospectus supplement.

A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving entity) another entity, other than us or another guarantor, unless:

•	immediately after giving effect to such transaction, no default or event of default exists; and

•	the entity acquiring the property in such sale or disposition or the surviving entity is an entity organized or existing under the laws of a U.S. jurisdiction and expressly assumes all the obligations of that guarantor under its guaranty; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that the merger, consolidation or transfer and supplemental agreements, if any, comply with the indenture.

The guaranty of a guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets, or all of the capital stock, of that guarantor, by way of merger, consolidation or otherwise, to an entity that is not (either before or after giving effect to such transaction) us or a subsidiary; provided such sale, merger or consolidation is made in accordance with the terms of the indenture; or

•	upon defeasance or covenant defeasance in accordance with the indenture.

Any guarantor not released from its obligations under its guarantee will remain liable for the full amount of principal of, premium on, if any, interest, if any, on, the debt securities of such series.

The applicable prospectus supplement relating to any series of guaranteed debt securities may specify other terms of the applicable guarantees.

Further Issues

Unless specified otherwise with respect to a series of debt securities in a prospectus supplement, we may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Notices

Unless otherwise indicated in the applicable prospectus supplement, we will give notices to holders of the debt securities by mail at the addresses listed in the security register.

Governing Law

The indenture and the debt securities (and any guarantees thereof) will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act is applicable.

Regarding the Trustee

We have not selected a trustee under the indenture. Disclosure regarding the trustee will be provided in an applicable prospectus supplement or amendment hereto.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of our Common Stock, Class A Common Stock, preferred stock, debt securities or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters or other investors pursuant to which the underwriters or other investors will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants.

The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in the applicable prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

The applicable prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation, number or principal amount and terms of our Common Stock, Class A Common Stock, preferred stock, debt securities or any combination thereof, purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the debt securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of each underlying security that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commences and expires;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the material terms of any standby underwriting agreement entered into by us in connection with any warrants;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date or occurrence. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the applicable prospectus supplement relating to the units being offered.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of any units offered thereby, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

A summary of any material U.S. federal income tax considerations for persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors in securities are urged to consult their own tax advisors prior to deciding whether to invest in the securities.

VALIDITY OF SECURITIES

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities offered by this prospectus will be passed upon for us by Jones Day, Atlanta, Georgia and, with respect to certain matters under Nevada law, by Woodburn and Wedge, Reno, Nevada. If legal matters in connection with particular offerings of the securities in the future are passed upon by counsel to the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated into this prospectus by reference to the 2016 Form 10-K have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

15,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

November 29, 2017

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